Exhibit 3.1
THE COMPANIES LAW (REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
FIFTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
HISOFT TECHNOLOGY INTERNATIONAL LIMITED
(adopted by Special Resolution passed on December 16, 2009, effective as of December 16, 2009)
1.	The name of the Company is HiSoft Technology International Limited.

2.	The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:
(a) (i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.
(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.
(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount hereof to provide managerial and other executive, supervisory and consultant semises for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and causes in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors of the Company likely to be profitable to the Company.
In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular, no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.
4.	Except as prohibited or limited by the Companies Law (Revised), as amended, supplemented, reissued or restated from time to time, the Company shall have full power

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and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid provided that the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The authorized share capital of the Company is US$87,200 divided into 872,000,000 shares of a nominal or par value of US$0.0001 each comprising of 607,000,000 Common Shares of a nominal or par value of US$0.0001 each and 265,000,000 Preferred Shares of a nominal or par value of US$0.0001, of which 57,000,000 are Series A Preferred Shares, 36,000,000 are Series A-1 Preferred Shares, 112,000,000 are Series B Preferred Shares, and 60,000,000 are Series C Preferred Shares, each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall

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otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (Revised) and, subject to the provisions of the Companies Law (Revised) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8.	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

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THE COMPANIES LAW (REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
FIFTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
HISOFT TECHNOLOGY INTERNATIONAL LIMITED
(adopted by Special Resolution passed on December 16, 2009, effective as of December
16, 2009)
1. In these Articles Table A in the Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith,
“Affiliate” of a company or corporation shall mean any company, corporation, or other entity that controls, is controlled by, or is under common control with, the specified company or corporation, within the meaning of Rule 144 of the Securities Act.
“Articles” means these Articles as originally framed or as from time to time altered by Special Resolution.
“Auditors” means the persons for the time being performing the duties of auditors of the Company.
“Board of Directors” or “Board” means the Board of Directors of the Company.
“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Singapore, Hong Kong or New York.
“Common Share” means a common share in the capital of the Company with a par value of US$0.0001 each.
“Company” means HiSoft Technology International Limited.
“debenture” means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.
“Directors” means the directors for the time being of the Company.
“dividend” includes bonuses and interim dividends.

“Member” shall bear the meaning as ascribed to it in the Statute.
“Memorandum of Association” means the Fifth Amended and Restated Memorandum of Association of the Company, as amended and restated from time to time.
“month” means calendar month.
“paid-up” means paid-up and/or credited as paid-up.
“PRC” means, for the purpose of these Articles, the Peoples’ Republic of China, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.
“Preferred Shares” means the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.
“registered office” means the registered office for the time being of the Company.
“Seal” means the common seal of the Company and includes every duplicate seal.
“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.
“Securities Act” means the Securities Act of 1933, as amended, of the United States of America.
“Series A Original Issue Date” means the date of the first sale and issuance of Series A Preferred Shares.
“Series A-1 Original Issue Date” means the date of the first sale and issuance of Series A-1 Preferred Shares.
“Series A Original Issue Price” means the price per share of US$0.20 at which the Series A Preferred Shares were issued on the Series A Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.
“Series A-1 Original Issue Price” means the price per share of US$0.25 at which the Series A-1 Preferred Shares were issued on the
Series A-1 Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.
“Series A Preferred Share” mean a series A preferred share in the capital of the Company with a nominal or per share par value of US$0.0001 having the rights set out in these Articles.
“Series A-1 Preferred Share” mean a series A-1 preferred share in the capital of the Company with a nominal or per share par value of US$0.0001 having the rights set out in these Articles.

“Series B Original Issue Date” means the date of the first sale and issuance of Series B Preferred Shares.
“Series B Original Issue Price” means the price per share of US$0.25 at which the Series B Preferred Shares were issued on the Series B Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.
“Series B Preferred Share” means a series B preferred share in the capital of the Company with a nominal or per share par value of US$0.0001 having the rights set out in these Articles.
“Series C Original Issue Date” means the date of the first sale and issuance of Series C Preferred Shares.
“Series C Original Issue Price” means the price per share of US$0.55 at which the Series C Preferred Shares were issued on the Series C Original Issue Date, subject to adjustments made for share splits, share subdivision, share combination and the like.
“Series C Preferred Share” means a series C preferred share in the capital of the Company with a nominal or per share par value of US$0.0001 having the rights set out in these Articles.
“Share Premium Account” means the account of the Company which the Company is required by the Statute to maintain, to which all premiums over nominal or par value received by the Company in respect of issues of shares from time to time are credited.
“Special Resolution” means a Members resolution expressed to be a special resolution and passed either (i) as a unanimous written resolution signed by all Members entitled to vote, or (ii) at a meeting by Members holding a majority of not less than sixty-seven percent (67%) of all Common Shares then outstanding, calculated on a fully converted basis, including holders of at least a majority of the then outstanding Preferred Shares as a single class (which Members, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given).
“Statute” means the Companies Law (Revised) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.
“Subsidiary” means, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest whose in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the US Generally Accepted Accounting Principles (US GAAP), (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary. Notwithstanding the above, as applied to the Company, the term “Subsidiary” or “subsidiary” includes, without limitation, HiSoft Technology (Dalian) Co., Ltd. , a wholly foreign owned enterprise established under the laws of the PRC; HiSoft Software (Chengdu) Co., Ltd. , a wholly foreign owned enterprise established under the laws of the PRC; HiSoft Technology (Singapore) Pte. Ltd., a company established under the laws of Singapore; HiSoft Envisage Inc., a Delaware (U.S.A.) company; DMK International Inc. , a Delaware (U.S.A) company; Haihui Sci-Tech Japan Co., Ltd. , a Japanese company; HiSoft Systems Holdings Limited and HiSoft Holdings Limited, each an international business company organized under the laws of the British Virgin Islands; HiSoft Systems (Shenzhen) Co., Limited and HiSoft Services (Beijing) Limited , each a wholly foreign owned enterprise established under the laws of the PRC; and HiSoft Systems Hong Kong Limited , a limited liability company established under the laws of Hong Kong, and any of their respective Subsidiaries, if any.
“written” and “in writing” include all modes of representing or reproducing words in visible form.
Words importing the singular number include the plural number and vice-versa.
Words importing the masculine gender include the feminine gender.
Words importing persons include corporations.
2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only part of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.
CERTIFICATES FOR SHARES
4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.
ISSUE OF SHARES
6.	Subject to the relevant provisions, if any, in the Memorandum of Association and these Articles, in particular Article 19, and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether with regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.
TRANSFER OF SHARES
8.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.	Except as otherwise provided in these Articles, the Memorandum of Association or an agreement between the Company and any Members, the Directors may not decline to register any transfer of shares without reasonable cause. If the Directors refuse to register a transfer they shall notify the transferee within two weeks of such refusal, providing a detailed explanation of the reason therefor.

10.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty-five (45) days in any year.

REDEEMABLE SHARES
11.	(a)	Subject to the provisions of the Statute, these Articles, and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.
(b)	Subject to the provisions of the Statute, these Articles, and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital.
VARIATION OF RIGHTS OF SHARES
12.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up and except where these Articles or the Statute impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class, be varied with the consent in writing of the holders of at least a majority of the issued shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

13.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the term of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
COMMISSION ON SALE OF SHARES
14.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.
CONVERSION OF PREFERRED SHARES
15.	The holders of the Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares have conversion rights as follows (the “Conversion Rights”):
(a)	Right to Convert. Unless converted earlier pursuant to Article 15(b) below, each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series A Original Issue Date into such number of fully paid and nonassessable Common Shares as determined by dividing US$0.20 by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Common Shares shall be deliverable upon conversion of the Series A Preferred Shares (the “Series A Conversion Price”) shall be US$0.184 per share (i.e., the initial per share conversion ratio between Series A Preferred Shares and Common Shares shall be 1:1.087, derived by dividing US$0.20 by the Series A Conversion Price). Such Series A Conversion Price shall be subject to adjustment as hereinafter provided. Nothing in this Article 15(a) shall limit the automatic conversion rights of Series A Preferred Shares described in Article 15(b) below.

Unless converted earlier pursuant to Article 15(b) below, each Series A-1 Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series A-1 Original Issue Date into such number of fully paid and nonassessable Common Shares as determined by dividing US$0.25 by the Series A-1 Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Common Shares shall be deliverable upon conversion of the Series A-1 Preferred Shares (the “Series A-1 Conversion Price”) shall be US$0.23 per share (i.e., the per share conversion ratio between Series A-1 Preferred Shares and Common Shares shall be 1:1.087, derived by dividing US$0.25 by the Series A-1 Conversion Price). Such Series A-1 Conversion Price shall be subject to adjustment as hereinafter provided. Nothing in this Article 15(a) shall limit the automatic conversion rights of Series A-1 Preferred Shares described in Article 15(b) below.

Unless converted earlier pursuant to Article 15(b) below, each Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series B Original Issue Date into such number of fully paid and nonassessable Common Shares as determined by dividing US$0.25 by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Common Shares shall be deliverable upon conversion of the Series B Preferred Shares (the “Series B Conversion Price”) shall initially be US$0.25 per share (i.e., the initial per share conversion ratio between Series B Preferred Shares and Common Shares shall be 1:1, derived by dividing US$0.25 by the initial Series B Conversion Price). Such initial Series B Conversion Price shall be subject to adjustment as hereinafter provided. Nothing in this Article 15(a) shall limit the automatic conversion rights of Series B Preferred Shares described in Article 15(b) below.

Unless converted earlier pursuant to Article 15(b) below, each Series C Preferred Share shall be convertible, at the option of the holder thereof, at any time after the Series C Original Issue Date into such number of fully paid and nonassessable Common Shares as determined by dividing US$0.55 by the Series C Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Common Shares shall be deliverable upon conversion of the Series C Preferred Shares (the “Series C Conversion Price”) shall be US$0.34 per share (i.e., the per share conversion ratio between Series C Preferred Shares and Common Shares shall be 1:1.61764706, derived by dividing US$0.55 by the Series C Conversion Price). Such initial Series C Conversion Price shall be subject to adjustment as hereinafter provided. Nothing in this Article 15(a) shall limit the automatic conversion rights of Series C Preferred Shares described in Article 15(b) below.

(b)	Automatic Conversion. Each Series A Preferred Share, Series A-1 Preferred Share, Series B Preferred Share and Series C Preferred Shares shall automatically be converted into Common Shares at the then effective Series A Conversion Price, Series A-1 Conversion Price, Series B Conversion Price and Series C Conversion Price, respectively, upon the closing of a firm commitment public offering of the Common Shares in the United States that has been registered under the Securities Act resulting in a minimum market capitalization of US$350 million, and with the gross proceeds to the Company of at least US$50 million, or in a similar public offering of the Common Shares of the Company in a jurisdiction and on a recognized securities exchange outside of the United States, including without limitation, the Hong Kong Stock Exchange, provided that such public offering is equivalent to the aforementioned public offering in the United States in terms of price, offering proceeds and regulatory approval (a “Qualified IPO”). In the event of the automatic conversion of the Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares upon a Qualified IPO, the person(s) entitled to receive the Common Shares issuable upon such conversion of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares shall not be deemed to have converted such Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares until immediately prior to the closing of such sale of securities. Upon the election of holders of at least sixty-seven percent (67%) of all Preferred Shares then outstanding (voting as a class and on an as-converted basis), provided that such election shall include at least a majority of the Series A Preferred Shares and Series A-1 Preferred Shares then outstanding (voting together as a class), a majority of the Series B Preferred Shares then outstanding (voting separately as a class) and a majority of the Series C Preferred Shares then outstanding (voting separately as a class), to convert their respective Preferred Shares into Common Shares, each Series A Preferred Share, Series A-1 Preferred Share, Series B Preferred Share and Series C Preferred Shares shall automatically be converted into Common Shares at the then effective Series A Conversion Price, Series A-1 Conversion Price, Series B Conversion Price and Series C Conversion Price.

(c)	Mechanics of Conversion. No fractional Common Share shall be issued upon conversion of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares. All Common Shares (including any fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the issuance would result in the issuance of any fractional share. Before any holder of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares shall be entitled to convert the same into full Common Shares and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Company or of any transfer agent for the Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares to be converted and shall give written notice to the Company at such office that the holder elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares a certificate or certificates for the number of Common Shares to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Common Shares. Shares of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares converted into Common Shares shall be cancelled and shall not be reissued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for the Preferred Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Preferred Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Preferred Shares being converted.

Subject to the Article 19 and other Articles, the Company may give effect to any conversion pursuant to this Agreement by one or more of the following methods:
(i)	If the total nominal par value of the Preferred Shares being converted is equal to the total nominal par value of the Common Shares into which such Preferred Shares convert, the Company may, by resolution of the Board, redesignate the Preferred Shares to Common Shares. On redesignation, each Preferred Share to be converted shall become a Common Share with the rights, privileges, terms and obligations of the class of Common Shares and the converted Common Shares shall thenceforth form part of the class of the Common Shares (and shall cease to form part of the class of Preferred Shares for all purposes hereof).

(ii)	The Board may by resolution resolve to redeem the Preferred Shares for the purpose of this Article (and, for accounting and other purposes, may determine the value therefor) and in consideration therefor issue fully-paid Common Shares in relevant number.

(iii)	The Board may by resolution adopt any other method permitted by Statute including capitalising reserves to pay up new Common Shares, or by making a fresh issue of Common Shares, except that if conversion is capable of being effected in the manner described in paragraph (i) above, the conversion shall be effected in that manner in preference to any other method permitted by law or the Articles.
(d)	Availability of Shares Issuable Upon Conversion. The Company shall at all times keep available out of its authorised but unissued Common Shares, free of liens of any kind, solely for the purpose of effecting the conversion of the Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, and if at any time the number of authorised but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, in addition to such other remedies as shall be available to the holder of such Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorised but unissued Common Shares to such number of shares as shall be sufficient for such purposes.

(e)	Cessation of Certain Rights on Conversion. Subject to Article 15(c), on the date of conversion of any Series A Preferred Share, any Series A-1 Preferred Share, any Series B Preferred Share or any Series C Preferred Share to a Common Share, the holder of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares to be converted shall cease to be entitled to any rights in respect of that share and accordingly his name shall be removed from the Register of Members as the holder of such Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, as applicable, and shall correspondingly be inserted onto the Register of Members as the holder of the number of Common Shares into which such Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares convert.

(f)	Common Shares Resulting from Conversion. The Common Shares resulting from the conversion of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares:
(i)	shall be credited as fully paid and non-assessable;

(ii)	shall rank pari passu in all respects and form one class with the Common Shares then in issue; and

(iii)	shall entitle the holder to all dividends payable on the Common Shares by reference to a record date after the date of conversion.
ADJUSTMENTS TO CONVERSION PRICE
16.	(a)	Special Definitions. For purposes of this Article 16, the following definitions shall apply:
(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Shares or Convertible Securities.

(ii)	“Convertible Securities” means any notes, debentures, preferred shares or other securities or rights, which are ultimately convertible or exercisable into, or exchangeable for, Common Shares.

(iii)	“Additional Common Shares” (each an “Additional Common Share”) shall mean all Common Shares (including reissued shares) issued (or, pursuant to Article 16(c), deemed to be issued) by the Company after the Series C Original Issue Date, other than:
(A)	Common Shares issued upon conversion of the Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares authorized herein;

(B)	in the aggregate up to 92,197,949 Common Shares (including any of such shares which are repurchased) issued to officers, directors, employees and consultants of the Company or its Subsidiaries pursuant to any equity plans or incentive arrangements approved by the Company;

(C)	as a dividend or distribution generally to members of the Company in proportion to their holdings of Common Shares (with all issued and outstanding Preferred Shares counted as issued and outstanding Common Shares on an as-converted basis);

(D)	issued or issuable as a result of any share split or share consolidation or the like which does not affect the total amount of issued share capital in the Company provided that the Series A Conversion Price, the Series A-1 Conversion Price, Series B Conversion Price or the Series C Conversion Price, as the case may be, in effect prior to the issuance of such equity securities has already been adjusted as a result of and in accordance with Article 16(f);

(F)	issued or issuable pursuant to an offer for subscription made by the Company upon a Qualified IPO; and

(G)	upon exercise or conversion of outstanding Options issued and outstanding as of the Series C Original Issue Date.
(b)	No Adjustment of Conversion Price. No adjustment in the conversion price of any series of Preferred Shares shall be made in respect of the issuance of Additional Common Shares unless the consideration per share for an Additional Common Share issued or deemed to be issued by the Company is less than the conversion price of such series in effect on the date of and immediately prior to such issue.

(c)	Deemed Issue of Additional Common Shares. Subject to Article 16(b) above, in the event the Company at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Common Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that:

(i)	no further adjustment in the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price or the Series C Conversion Price shall be made upon the subsequent issue of Convertible Securities or Common Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Common Shares issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price or the Series C Conversion Price computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price or the Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
(A)	in the case of Convertible Securities or Options for Common Shares, the only Additional Common Shares issued were Common Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Common Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;
(iv)	no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price or the Series C Conversion Price to an amount which exceeds the lower of (i) the respective Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price or the Series C Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price or the Series C Conversion Price that would have resulted from any issuance of Additional Common Shares between the original adjustment date and such readjustment date; and

(v)	in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price or the Series C Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.
(d)	Adjustment of Conversion Price Upon Issuance of Additional Common Shares. In the event that after the Series C Original Issue Date the Company shall issue Additional Common Shares without consideration or for a consideration per share received by the Company (net of any selling concessions, discounts or commissions) less than the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price and/or the Series C Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price and/or the Series C Conversion Price shall be reduced, concurrently with such issue, to a price equal to the consideration per share for which such Additional Common Shares are issued. If such Additional Common Shares are issued for no consideration, then the consideration per share shall be deemed to be the then current per share par value of Common Shares.

(e)	Determination of Consideration. For purposes of this Article 16, the consideration received by the Company for the issue of any Additional Common Shares shall be computed as follows:
(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:
(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Directors; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)	in the event Additional Common Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Common Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Directors.
(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional Common Shares deemed to have been issued pursuant to Article 16(c), relating to Options and Convertible Securities, shall be determined by dividing
(x)	the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y)	the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
(f)	Adjustments for Shares Dividends. Subdivisions, Combinations—or Consolidations of Common Shares. In the event the outstanding Common Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Common Shares, the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price and the Series C Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Common Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Common Shares, the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price and the Series C Conversion

Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Common Shares entitled to receive any distribution payable in securities or assets of the Company other than Common Shares then and in each such event provision shall be made so that the holders of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares shall receive upon conversion thereof, in addition to the number of Common Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares been converted into Common Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 16 with respect to the rights of the holders of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

(h)	Adjustments for Reclassification, Exchange and Substitution. If the Common Shares issuable upon conversion of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each Series A Preferred Share, Series A-1 Preferred Share, each Series B Preferred Share and Series C Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Common Shares that would have been subject to receipt by the holders upon conversion of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)	[intentionally deleted].

(j)	No Impairment. The Company will not, by amendment of these Articles or its Memorandum of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Article 16 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Series A Preferred Shares, the Series A-1

Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares against impairment.

(k)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price or the Series C Conversion Price pursuant to this Article 16, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price and the Series C Conversion Price at the time in effect, as applicable, and (iii) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares, and the Series C Preferred Shares.

(l)	Miscellaneous.
(i)	All calculations under this Article 16 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be. Upon conversion of such number of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, the resultant aggregate number of Common Shares to be issued to each holder of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and/or Series C Preferred Shares if not a whole number (but part or fraction of a Common Share), shall be rounded up to the nearest multiple of one (1) Common Share such that the resultant aggregate number of Common Shares to be issued to such holder of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and/or Series C Preferred Shares shall be a whole number.

(ii)	The holders of at least a majority of any outstanding series of Preferred Shares shall have the right to challenge any determination by the Directors of fair value pursuant to this Article 16 with respect to such series of Preferred Shares, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(iii)	No adjustment in the Series A Conversion Price, the Series A-1 Conversion Price, the Series B Conversion Price or the Series C Conversion Price need be made if such adjustment would result in a change in such conversion price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in such conversion price.
NOTICES OF RECORD DATE
17.	In the event that the Company shall propose at any time:
(a)	to declare any dividend or distribution upon its Common Shares, whether in cash, property, shares or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)	to offer for subscription pro rata to the holders of any class or series of its shares any additional shares of shares of any class or series or other rights;

(c)	to effect any reclassification or recapitalization of its Common Shares outstanding involving a change in the Common Shares; or

(d)	to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up,

then, in connection with each such event, the Company shall send to the holders of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares:
(i)	at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) and (d) above; and

(ii)	in the case of the matters referred to in (c) and (d) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon the occurrence of such event).
Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares at the address for each such holder as shown on the books of the Company.

REDEMPTION
18.	(a)	Each Series A Preferred Share, each Series A-1 Preferred Share, each Series B Preferred Share and each Series C Preferred Share, at any time commencing after December 31, 2010, shall be redeemable at the option of the holder thereof, out of funds legally available therefor including capital, at a redemption price equal to 110% of the Series A Original Issue Price per share, 110% of the Series A-1 Original Issue Price per share, 110% of the Series B Original Issue Price and 110% of the Series C Original Issue Price, as applicable, plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers (the “Series A Redemption Price”, “Series A-1 Redemption Price”, “Series B Redemption Price” and “Series C Redemption Price”, respectively). The Company shall redeem all of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares requested to be redeemed at the Redemption Date (as defined in Article 18(b) below).

If on the Redemption Date the number of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares that may then be legally redeemed by the Company is fewer than the number of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares requested to be redeemed, then (i) the number of such shares that the Company may legally redeem from the holders thereof shall be calculated ratably in proportion to the respective aggregate Series A Redemption Price, the aggregate Series A-1 Redemption Price, the aggregate Series B Redemption Price and the aggregate Series C Redemption Price for which redemption was requested, and (ii) any remaining Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so.
(b)	Holder(s) of the Series A Preferred Shares, holders of the Series A-1 Preferred Shares, holders of the Series B Preferred Shares and holders of the Series C Preferred Shares requesting redemption shall furnish to the Company and the other holders of respective series of Preferred Shares, a notice of redemption (the “Initial Redemption Notice”), and such notice shall be given by hand or by mail to the registered office of the Company and the other holders of the respective series of Preferred Shares at any time. Upon receipt of the Initial Redemption Notice, the other holders of the respective series of Preferred Shares may also elect to redeem their Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares by delivering a separate redemption notice to the Company (copying all other holders of the respective series of Preferred Shares) within fifteen (15) days of the receipt of the Initial Redemption Notice. Upon receipt of the Initial Redemption Notice, the Board of Directors shall determine the date on which the Preferred Shares that is the subject of such notice shall be redeemed, which shall in any event be within thirty (30) days from the date of the Initial Redemption Notice (the “Redemption Date”). The Company shall pay the redemption price based on a payment schedule mutually agreed by the Company and the redeeming holders of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares, as applicable, provided that such redemption payment period shall not be longer than one (1) year counting from the Redemption Date; and provided further that any portion of the redemption price not paid by the Company on the Redemption Date shall accrue interest at the rate of 6% per annum from the Redemption Date.

(c)	From and after the Redemption Date, all dividends on the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accrued and unpaid dividends up to the Redemption Date), without interest, upon the surrender of the certificate or certificates representing the same, shall cease and terminate and such series of Preferred Shares shall cease to be issued shares of the Company, retired and shall not be reissued.

(d)	On a redemption or repurchase of Preferred Shares or Common Shares as the case may be:
(i)	the nominal or par value of such Preferred Shares or Common Shares shall be redeemed or paid out of profits of the Company or the proceeds of a fresh issue of shares or at the discretion of the Board in such other manner (including out of the Company’s capital and otherwise than out of its profits or the proceeds of a fresh issue of shares) subject to the applicable legal restrictions; and

(ii)	the premium (if any) on such Preferred Shares or Common Shares shall be paid from the share premium account or out of profits of the Company or the proceeds of a fresh issue of shares or at the discretion of the Board in such other manner (including out of the Company’s capital and otherwise than out of its profits or the proceeds of a fresh issue of shares) subject to the applicable legal restrictions.
PROTECTIVE PROVISIONS
     19. (A) Notwithstanding any other contrary provision in these Articles, so long as any Preferred Shares are outstanding, any action (whether by amendment of the Memorandum of Association or these Articles or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of its Subsidiaries shall require the approval of, in addition to a Board resolution duly passed, at least a majority of the Board and the holder(s) of not less than a majority of the Preferred Shares (voting together as a class, on an as-converted basis):—, and in the context of any matter set forth in this Article 19(A) which is by the Statute required to be determined by the Members, the approval of the holders of the Preferred Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of not less than a majority of the Preferred Shares (voting together as a class, on an as-converted basis) or by way of a written resolution signed by the holder(s) of not less than seventy-five percent (75%) of the Preferred Shares (calculated on an as-converted basis):
               (a) Cease to conduct or carry on the business of the Company and/or its Subsidiaries substantially as now conducted or, in the case of a Subsidiary of the Company, as conducted at the time it became a Subsidiary of the Company or any material change of its business;
               (b) Sell or dispose of the whole or a substantial part of the undertaking goodwill or material assets of the Company and/or any of its Subsidiaries;
               (c) Make any distribution of profits amongst the shareholders by way of dividend, (interim and final) capitalization of reserves or otherwise;
               (d) Appoint, hire, terminate, or settle the terms of appointment of Chief Executive Officer (CEO);
               (e) Settle or alter the terms of any bonus (other than as approved in the annual budget) or profit sharing scheme or any employee share option or share participation scheme;
               (f) Acquire any investment or incur any commitment in excess of US$7.5 million at any time in respect of any one transaction or in excess of US$25 million at any time in related transactions in any financial year of the Company and/or any of its Subsidiaries;
               (g) Borrow any money or obtain any financial facilities (including but not limited to factoring, facility letters, undertakings, guarantees, indemnities, comfort letters, etc.,) except pursuant to trade facilities obtained from banks or other financial institutions not exceeding US$2.5 million;
               (h) Create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating charge, mortgage encumbrance or other security) on all or any of the undertaking, assets or rights of the Company and/or any of its Subsidiaries except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business not exceeding US$2.5 million or in excess of US$10 million at any time in any financial year;
               (i) Change the accounting principles currently adopted by the Company;

               (j) Sell, transfer, license, charge, encumber or otherwise dispose of any trademarks, patents or other intellectual property owned by the Company and/or any of its Subsidiaries;
               (k) Pass any resolution for the winding up of the Company and/or its Subsidiaries or undertake any merger, reconstruction or liquidation exercise concerning the Company and/or any of its Subsidiaries or apply for the appointment of a receiver, manager or judicial manager or like officer;
               (1) Approve or make adjustments or modifications to terms of transactions involving the interest of any director or shareholder of the Company and/or any of its Subsidiaries, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director or shareholder of the Company and/or any of its Subsidiaries;
               (m) Acquire any share capital or other securities of any body corporate;
               (n) Dispose of or dilute the Company’s interest, directly or indirectly, in any of its Subsidiaries;
               (o) Approve any transfer of shares in the Company or any of its Subsidiaries, other than to wholly owned entity of the Company;
               (p) Enter into any joint-venture agreements or the formation of any subsidiaries;
               (q) Enter into arrangements for any public offering of the Company’s or a Subsidiary’s securities;
               (r) Make any advances or other credits involving more than US$10,000 in a single transaction to any person, or guarantee, indemnity, act as surety for, or otherwise secure or accept or assume any direct or indirect liability for the liabilities of or obligations of any person except as security for facilities or loans granted to the Company and any of its Subsidiaries or by the Company or any of its Subsidiaries in the ordinary course of business;
               (s) Alter or amend or otherwise modify any material terms of any financing or lending agreements or arrangements to which the Company and/or any of its Subsidiaries is a party; or
               (t) Increase the authorized number of Directors.
          (B) Notwithstanding any other contrary provision in these Articles, any action (whether by amendment of the Company’s Memorandum or Articles of Association or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of its Subsidiaries, shall require, in addition to a Board resolution duly passed, the written approval of holder(s) of not less than a majority of the then outstanding Series A Preferred Shares and Series A-1 Preferred Shares (voting together as a class, on an as-converted basis); provided, none of the holders of Series A Preferred Shares or Series A-1 Preferred Shares shall unreasonably withhold or delay its approval and provided further, that each holder of Series A Preferred Shares or Series A-1 Preferred Shares (including its assignees) shall respond with its decision within fifteen (15) Business Days upon receipt of any written request by the Company, duly issued in accordance with the notice provisions herein, for such approval, failing which it is deemed a delay, and in the context of any matter set forth in this Article 19(B) which is by the Statute required to be determined by the Members, the approval of the holders of the Series A Preferred Shares and Series A-1 Preferred Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of not less than a majority of the Series A Preferred Shares and Series A-1 Preferred Shares (voting together as a class, on an as-converted basis) or by way of a written resolution signed by the holder(s) of not less than seventy five per cent (75%) of the Series A Preferred Shares and Series A-1 Preferred Shares (calculated on an as-converted basis):
               (a) Adversely amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of Series A Preferred Shares or Series A-1 Preferred Shares;
               (b) Take any action that authorizes, creates or issues shares of any class or series having preferences superior to or on parity with the Series A Preferred Shares or the Series A-1 Preferred Shares; or
               (c) Take any action that reclassifies any outstanding securities of the Company into securities having preferences or priority as to dividends or assets senior to or on parity with the preferences reserved for the Series A Preferred Shares or the Series A-1 Preferred Shares.
          (C) Notwithstanding any other contrary provision in these Articles, any action (whether by amendment of the Company’s Memorandum or Articles of Association or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of its Subsidiaries, shall require, in addition to a Board resolution duly passed, the written approval of holder(s) of not less than a majority of the then outstanding Series B Preferred Shares (voting together as a class, on an as-converted basis); provided, none of the holders of Series B Preferred Shares shall unreasonably withhold or delay its approval and provided further, that each holder of Series B Preferred Shares (including its assignees) shall respond with its decision within fifteen (15) Business Days upon receipt of any written request by the Company, duly issued in accordance with the notice provisions herein, for such approval, failing which it is deemed a delay, and in the context of any matter set forth in this Article 19(C) which is by the Statute required to be determined by the Members, the approval of the holders of the Series B Preferred Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of not less than a majority of the Series B Preferred Shares (voting together as a class, on an as-converted basis) or by way of a written resolution signed by the holder(s) of not less than seventy five per cent (75%) of the Series B Preferred Shares:

               (a) Adversely amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of Series B Preferred Shares;
               (b) Take any action that authorizes, creates or issues shares of any class or series having preferences superior to or on parity with the Series B Preferred Shares; or
               (c) Take any action that reclassifies any outstanding securities of the Company into securities having preferences or priority as to dividends or assets senior to or on parity with the preferences reserved for the Series B Preferred Shares.
          (D) Notwithstanding any other contrary provision in these Articles, any action (whether by amendment of the Company’s Memorandum or Articles of Association or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of its Subsidiaries, that materially and adversely affects the rights of holders of Series C Preferred Shares and does not materially and adversely affect the rights of holders of all other Preferred Shares in the same manner, shall require, in addition to a Board resolution duly passed, the written approval of holder(s) of not less than a majority of the then outstanding Series C Preferred Shares (voting together as a class, on an as converted basis); provided, none of the holders of Series C Preferred Shares shall unreasonably withhold or delay its approval and provided further, that each holder of Series C Preferred Shares (including its assignees) shall respond with its decision within fifteen (15) Business Days upon receipt of any written request by the Company, duly issued in accordance with the notice provisions herein, for such approval, failing which it is deemed a delay, and in the context of any matter set forth in this Article 19(D) which is by the Statute required to be determined by the Members, the approval of the holders of the Series C Preferred Shares shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative vote of not less than a majority of the Series C Preferred Shares (voting together as a class, on an as-converted basis) or by way of a written resolution signed by all the holder(s) of the Series C Preferred Shares:
               (a) Increase, reduce or cancel the authorized or issued share capital of the Company and/or any of its Subsidiaries or issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options rights or warrants or which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of the holders of the Series C Preferred Shares in the Company, except for the redemption of the Preferred Shares in accordance with the terms of their issue and same for the issue of Common Shares in accordance with the conversion of the Preferred Shares;
               (b) Make any alteration or amendment to the Memorandum and/or Articles of Association or any other charter documents of the Company or any of its Subsidiaries;
               (c) Amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of Series C Preferred Shares;

               (d) Take any action that authorizes, creates or issues shares of any class or series having preferences superior to or on parity with the Series C Preferred Shares; or
               (e) Take any action that reclassifies any outstanding securities of the Company into securities having preferences or priority as to dividends or assets senior to or on parity with the preferences reserved for the Series C Preferred Shares.
          (E) Notwithstanding any other contrary provision in these Articles, so long as any Preferred Shares are outstanding, any action (whether by amendment of the Memorandum of Association or these Articles or otherwise, and whether in a single transaction or a series of related transactions) that effects or approves any of the following transactions involving the Company or any of its Subsidiaries shall require the approval (by vote or written consent, as provided by the Statute) of the Board of Directors (including the consent of all Preferred Shareholder Directors):
               (a) Appoint, hire, terminate, or settle the terms of appointment of any managing director, general manager, chairman, financial controller, Chief Financial Officer (CFO), Chief Operating Officer (COO), Chief Technical Officer (CTO), or any other officer with a rank of Senior Vice President or higher;
               (b) Adopt the annual accounts of the Company and/or any of its Subsidiariesor change the financial year of the Company or any of its Subsidiaries;
               (c) Appoint or change the Auditor of the Company;
               (d) Establishment of branch;
               (e) Alter or amend or otherwise modify any terms of any financing or lending agreements or arrangements to which the Company and/or any of its Subsidiaries is a party; or
               (f) Approve or amend any quarterly or annual budget, business plan, or operating plan (including any capital expenditure budget, operating budget or financing plan).
NON-RECOGNITION OF TRUSTS
20.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES
21.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

22.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

23.	To give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

24.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.
CALL ON SHARES
25.	(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.
26.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

27.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

28.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.
29.	(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.
(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.
FORFEITURE OF SHARES
30.	(a)	If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of any part of the call, instalment or payment that is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.
(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors see fit.
31.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

32.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

33.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.
REGISTRATION OF EMPOWERING INSTRUMENTS
34.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letter of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES
35.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.
36.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.
(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.
37.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.
AMENDMENT OF MEMORANDUM OF ASSOCIATION,
ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE
38.	(a)	Subject to and so far as permitted by the provisions of the Statute and these Articles, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein provided always that the Company may by ordinary resolution:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value; or

(iv)	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.
(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Without prejudice to Article 11 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(d)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.
CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE
39.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case ten (10) days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

40.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

41.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.
GENERAL MEETING
42.	(a)	Subject to Article 42(c) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

	(b)	At these meetings the report of the Directors (if any) shall be presented.

	(c)	If the Company is exempted as defined in the Statute, it may but shall not be obliged to hold an annual general meeting.

43.	(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

	(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

	(c)	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
NOTICE OF GENERAL MEETINGS
44.	At least twenty (20) days’ notice shall be given for an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of Article 43 have been complied with, be deemed to have been duly convened if it is so agreed: (i) by the Members (or their proxies) holding seventy five per cent (75%) of the Common Shares entitled to attend and vote thereat, and (ii) by the Members (or their proxies) holding seventy five per cent (75%) of the Preferred Shares (calculated on an as-converted basis) entitled to attend and vote thereat.

45.	[Reserved].
PROCEEDINGS AT GENERAL MEETINGS
46.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; Members holding a majority of the Common Shares and the Preferred Shares (calculated as a single class on a fully converted basis) present in person or by proxy shall be a quorum provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy.

46A.	Subject to Article 19, unless otherwise required under the Statute, a resolution in writing (in one or more counterparts) signed by Members holding a majority of all equity securities of the Company (calculated on an as-converted and fully diluted basis) for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. If a resolution in writing is not signed by all Members of the Company, the Company shall deliver a copy of such written resolution to each Member who has not signed the written resolution.

Members may participate in a general meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting.

47.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

48.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

49.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of the Members present to be Chairman of the meeting.

50.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

51.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.

52.	[Reserved].

53.	[Reserved].

54.	Each poll shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting.

55.	The Chairman of the general meeting shall not be entitled to a second or casting vote under any circumstance.

56.	[Reserved].

VOTES OF MEMBERS
57.	Except as otherwise required by law or as set forth herein, the holder of each Common Share issued and outstanding shall have one vote for each Common Share held by such holder, and the holder of each Series A Preferred Share, Series A-1 Preferred Share, Series B Preferred Share or Series C Preferred Share shall be entitled to the number of votes equal to the number of Common Shares into which such Series A Preferred Share, Series A-1 Preferred Share, Series B Preferred Share or Series C Preferred Share could be converted at the record date for determination of the Members entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited, such votes to be counted together with all other shares of the Company having general voting power and not counted separately as a class. Holders of Common Shares, the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares shall be entitled to notice of any Members’ meeting in accordance with these Articles, and except as otherwise set forth in Article 19 above, shall vote together and not as separate classes.

58.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

59.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

60.	No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

61.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

62.	Votes may be given either personally or by proxy.
PROXIES
63.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

64.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

65.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

66.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

67.	Any corporation which is a Member of record of the Company may in accordance with its articles or in the absence of such provision by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

68.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

68A.	Any Member may irrevocably appoint a proxy and in such case (i) such proxy shall be irrevocable in accordance with the terms of the instrument of appointment (ii) the Member may not vote at any meeting at which the holder of such proxy votes and (iii) the Company shall be obliged to recognize the holder of such proxy until such time as the Company is notified in writing that the proxy has been revoked in accordance with its terms.

DIRECTORS
69.	There shall be a Board of Directors initially consisting of a minimum of five (5) but a maximum of seven (7) persons (exclusive of alternate Directors). Notwithstanding any contrary provision in these Articles, any increase in the number of Directors from seven (7) shall require the unanimous approval of the Board. Two Members each holding the largest and the second largest number, respectively, of all Preferred Shares then outstanding and entitled to vote, calculated on an as-converted and fully diluted basis shall each be entitled to nominate and elect one (1) Director (each, a “Preferred Shareholder Director,” and collectively, “Preferred Shareholder Directors”); provided, however, in the event the Member holding the largest number of all Preferred Shares and/or the Member holding the second largest number of all Preferred Shares elects not to nominate a Preferred Shareholder Director, then the Member holding the next largest number of all Preferred Shares shall be entitled to nominate such Preferred Shareholder Director; provided, further, that no Member holding less than 10,000,000 Preferred Shares shall be entitled to nominate and elect a Preferred Shareholder Director. Unless both Preferred Shareholder Directors elect not to serve on any committee of the Board at least one (1) Preferred Shareholder Director shall be a member of such committee of the Board. Each of the Preferred Shareholder Directors shall be entitled to appoint an alternate to serve in his/her stead at any Board meeting, and such alternate shall be permitted to attend all Board meetings of the Company as an observer. Two (2) and up to four (4) Directors shall be independent directors, whom may be nominated by any Member and shall be elected by a majority of all Common Shares then outstanding and entitled to vote, calculated on an as-converted and fully diluted basis; provided, however, that if the Members of the Company have not identified one or more individuals to fill in one or more seats on the Board reserved for independent directors, such seats on the Board reserved for independent directors will be filled by individuals designated by a majority of the holders of the then outstanding Common Shares (voting separately as a class and excluding Preferred Shares) and a majority of the holders of the then outstanding Preferred Shares (voting separately as a class and on an as-converted basis). One (1) Director shall be the then incumbent Chief Executive Officer (CEO) of the Company. Any vacancy on the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of any class or series of shares shall be filled by the vote or written consent of the holders of a majority of the shares of such class or series of shares.

For so long as any Member holds at least 10,000,000 then outstanding Preferred Shares and provided that such Member has not designated any member of the then current Board, such Member shall have the right to designate one observer (each, an “Investor Observer”) to attend and speak at all meetings of the Board and all committees thereof (whether in person, by telephonic or other means) in a non-voting, observer capacity and the Company shall provide to each of the Investor Observers, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members, provided, however, that each of the Investor Observers shall execute a Confidentiality and Non-Disclosure Agreement upon his or her designation as an Investor Observer in form and substance reasonably satisfactory to the Company and the Investor Observer (except that any Investor Observer designated by Intel Capital (Cayman) Corporation shall be governed by the separate non disclosure agreements between the Company and Intel Capital (Cayman) Corporation); provided, further, that the right of any Member to designate an Investor Observer shall cease to exist immediately upon the closing of a Qualified IPO.

70.	The remuneration to be paid to the non-independent Directors shall be such remuneration as the Board shall determine. Such remuneration shall be deemed to accrue from day to day. The non-independent Directors shall also be entitled to be paid their reasonable travelling, hotel and other reasonable out-of-pocket expenses (in an aggregate amount not to exceed US$2,000 per financial year payable to each of the Directors) properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Board from time to time, or a combination partly of one such method and partly the other. The remuneration to be paid to the independent Directors shall be determined by the Board. No remuneration of any sort shall be made to any Investor Observer.

71.	Subject to Article 19, the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

72.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

73.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

74.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed, no shareholding qualification for Directors shall be required.

75.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

76.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid, provided, however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

77.	A general notice or disclosure to the Directors or otherwise contained in the minutes of a Meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a Member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 77 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
ALTERNATE DIRECTORS
78.	A Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.
POWERS AND DUTIES OF DIRECTORS
79.	Subject to the provisions of the Statute, the Memorandum of Association and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may exercise all such powers of the Company as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting, provided, however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

80.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

81.	Subject to Article 19, all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

82.	The Directors shall cause minutes to be made in books provided for the purpose:

(a) of all appointments of officers made by the Directors;

(b) of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c) of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

The Company shall cause copies of all such minutes to be delivered to the holders of Preferred Shares within thirty (30) days after the relevant meeting.

83.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

84.	Subject to Article 19, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.
MANAGEMENT
85	(a) The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b) The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c) The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d) Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.
MANAGING DIRECTORS
86.	Subject to Article 19, the Directors may, from time to time, appoint one or more of their members (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases for any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

87.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.
PROCEEDINGS OF DIRECTORS
88.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit, but no less frequent than once every quarter. Subject to Article 19, questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall not have a second or casting vote.

89.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least five (5) work days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and provided further if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 44 shall apply mutatis mutandis with respect to notices of meetings of Directors.

90.	The quorum necessary for the transaction of the business shall be three (3), inclusive of at least one (1) Preferred Shareholder Director, provided, however, that if such quorum cannot be obtained for a Board meeting after one (1) notice of Board meeting has been sent by the Company with such notice providing not less than five (5) work days of prior notice, then the attendance of any three (3) Directors shall constitute a quorum. A Director and his appointed alternate Director shall be considered only one person for the purpose of quorum, provided always that if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present. Meetings of the Board of Directors shall take place at least quarterly.

91	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors or of summoning a general meeting of the Company, but for no other purpose.

92.	The Directors may elect a Chairman of the Board of Directors and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their members to be Chairman of the meeting.

93.	Subject to the relevant provisions in these Articles, the Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

94.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall not have a second or casting vote.

95	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

96.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board of Directors or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by a majority of the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

97.	(a) A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b) The provisions of Articles 63-66 shall mutatis mutandis apply to the appointment of proxies by Directors.
VACATION OF OFFICE OF DIRECTOR
98.	The office of a Director shall be vacated:
(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind; or

(e)	if he is removed by a shareholder vote by the holders of the class of shares that originally appointed him or by the Members who appointed him, as applicable, as set forth in Article 69.
APPOINTMENT AND REMOVAL OF DIRECTORS
99.	The Directors of the Company may only be appointed as provided in Article 69.

100.	A Director of the Company shall only be removed by the Members who nominated and elected him.
PRESUMPTION OF ASSENT
101.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
SEAL
102.	(a) The Company may, if the Directors so determine, have a Seal which shall, subject to Article 102(c) hereof, only be used by the authority of the Directors or of a committee of the Directors or any officer authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b) The Company may have a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c) A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.
OFFICERS
103.	Subject to Article 19, the Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE
104.	(a) Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore and in accordance with the provisions of this Article 104.

(b) No dividends or other distributions shall be made or declared, whether in cash, in property, or in any shares of the Company, with respect to any class or series of shares of the Company, unless an equivalent dividend in like amount and kind is first declared and first paid in full on all outstanding Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares on an as-if-converted basis.

(c) In the event the Company shall declare a distribution (other than a distribution described in Article 126), the holders of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall be entitled to a proportionate share of any such distribution as though the holders of Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares were holders of the number of Common Shares into which their Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares and Series C Preferred Shares are convertible as of the record date fixed for the determination of the holders of Common Shares entitled to receive such distribution.

105.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

106.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the Share Premium Account or as otherwise permitted by the Statute.

107.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

108.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

109.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

110.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

111.	No dividend or distribution shall bear interest against the Company.
CAPITALISATION
112.	The Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.
BOOKS OF ACCOUNT
113.	The Directors shall cause proper books of account to be kept with respect to:
(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.
Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

114.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute, authorised by the Directors or by the Company in a general meeting, or as set forth in any contractual undertaking duly authorized and entered into by the Company.

115.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.
AUDIT
116.	Subject to Article 19, the Company may appoint an Auditor or Auditors of the Company for such period or remuneration as the Directors or the Members may determine.

117.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

118.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

119.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES
120.	Notices shall be in writing and may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, cable, telex, telecopy or electronic email to him or to his address as shown in the register of Members or the register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director). Notwithstanding the foregoing, notice by electronic mail is not applicable to JAFCO Asia Technology Fund II and any Director elected by it.

121.	(a) Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, and to have been effected at the expiration of forty eighty hours after the letter containing the same is sent as aforesaid.

(b) Where a notice is sent by cable, telex, telecopy or electronic email, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

122.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

123.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

124.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a) every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b) every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

WINDING UP
125.	Subject to these Articles and in particular Article 19, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.
LIQUIDATION PREFERENCE
126.	In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the Members of the Company shall be made in the following manner:

(a)	The holders of the Series C Preferred Shares shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Shares or any other class or series of shares by reason of their ownership of such shares, the amount equal to 100% of the Series C Original Issue Price for each respective Series C Preferred Share (as adjusted for share dividends, share combination, share splits reorganizations, reclassifications, consolidations, or mergers and the like with respect to such shares) then held by them and, in addition, an amount equal to all declared but unpaid dividends thereon (the “Series C Liquidation Preference”). The Series C Preferred Shares shall rank on a parity as to the receipt of the respective liquidation preference amount for each such series upon the occurrence of such event. If upon the occurrence of a liquidation, dissolution or winding up of the Company the assets and funds thus distributed among the holders of the Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount described herein, then the entire assets and funds of the Company legally available for distribution shall be distributed pro-rata amongst the holders of all outstanding Series C Preferred Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)	After setting aside or paying in full the preferential amounts due to the holders of the Series C Preferred Shares, the holders of the Series B Preferred Shares shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Shares or any other class or series of shares by reason of their ownership of such shares, the amount equal to 150% of the Series B Original Issue Price for each respective Series B Preferred Share (as adjusted for share dividends, share combination, share splits reorganizations, reclassifications, consolidations, or mergers and the like with respect to such shares) then held by them and, in addition, an amount equal to all declared but unpaid dividends thereon (the “Series B Liquidation Preference”). The Series B Preferred Shares shall rank on a parity as to the receipt of the respective liquidation preference amount for each such series upon the occurrence of such event. If upon the occurrence of a liquidation, dissolution or winding up of the Company the assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount described herein, then the entire assets and funds of the Company legally available for distribution shall be distributed pro-rata amongst the holders of all outstanding Series B Preferred Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c)	After setting aside or paying in full the preferential amounts due to the holders of the Series C Preferred Shares and the Series B Preferred Shares, the holders of the Series A Preferred Shares and the Series A-1 Preferred Shares shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Shares or any other class or series of shares by reason of their ownership of such shares, the amount equal to 100% of the Series A Original Issue Price and 100% of the Series A-1 Original Issue Price for each respective Series A Preferred Share and Series A-1 Preferred Share (as adjusted for share dividends, share combination, share splits reorganizations, reclassifications, consolidations, or mergers and the like with respect to such shares) then held by them and, in addition, an amount equal to all declared but unpaid dividends thereon (the “Series A Liquidation Preference” and the “Series A-1 Liquidation Preference,” respectively). The Series A Preferred Shares and Series A-1 Preferred Shares shall rank on a parity as to the receipt of the respective liquidation preference amount for each such series upon the occurrence of such event. If upon the occurrence of a liquidation, dissolution or winding up of the Company the assets and funds thus distributed among the holders of the Series A Preferred Shares and the Series A-1 Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount described herein, then the entire assets and funds of the Company legally available for distribution shall be distributed pro-rata amongst the holders of all outstanding Series A Preferred Shares and Series A-1 Preferred Shares in proportion to the preferential amount each such holder is otherwise entitled to receive.

(d)	After setting aside or paying in full the preferential amounts due to the holders of the Series C Preferred Shares, Series B Preferred Shares, Series A Preferred Shares and the Series A-1 Preferred Shares pursuant to Articles 126(a), (b) and (c) above, the remaining assets of the Company available for distribution to members, if any, shall be distributed to the holders of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Common Shares on a pro rata basis, based on the number of Common Shares then held by each holder on an as-converted basis.

(e)	In the event of (i) a sale, conveyance or disposition of all or substantially all of the assets of the Company and its Subsidiaries (taken as a group), (ii) an exclusive licensing (at fair market value) of substantially all of the intellectual property of the Company and its

Subsidiaries (taken as a group) to any third party, (iii) a consolidation or merger of the Company or its Subsidiaries representing all or substantially all of the assets or the intellectual property of the Company and its Subsidiaries (taken as a group), with or into any other company or companies in which the then members/shareholders of the Company or such Subsidiaries (as the case may be), do not retain a majority of the voting power in the surviving company, or (iv) an enactment of new PRC government policies, laws or regulations that prohibits non-PRC entities from investing in, holding or disposing of any securities in the Company or its Subsidiaries representing all or substantially all of the assets or the intellectual property of the Company and its Subsidiaries (taken as a group), the Company shall, to the extent legally entitled to do so, declare a compulsory dividend for the amount received on such sale, disposition, license or consolidation in either the same form of consideration received by the Company or in cash, as the Company may in its absolute discretion determine (the “Compulsory Dividend”). The Compulsory Dividend will be distributed to the holders of shares of the Company as follows (provided, however, that the Compulsory Dividend shall be paid only after payment in full of any and all declared but unpaid dividends):
(1) firstly, to the holders of the Series C Preferred Shares, an amount equal to 100% of the Series C Original Issue Price for each Series C Preferred Share then held by them (as adjusted for share dividends, share combination, share splits reorganizations, reclassifications, consolidations, or mergers and the like with respect to such shares) (the “Series C Compulsory Dividend Preference Price”). If the value of the Compulsory Dividend is less than the Series C Compulsory Dividend Preference Price then the Compulsory Dividend shall be distributed pro-rata amongst the holders of all outstanding Series C Preferred Shares in proportion to the Series C Compulsory Dividend Preference Price each such holder is otherwise entitled to receive;
(2) secondly, to the holders of the Series B Preferred Shares, an amount equal to 150% of the Series B Original Issue Price for each Series B Preferred Share then held by them (as adjusted for share dividends, share combination, share splits reorganizations, reclassifications, consolidations, or mergers and the like with respect to such shares) (the “Series B Compulsory Dividend Preference Price”). If the value of the Compulsory Dividend, after payment of the Series C Compulsory Dividend Preference Price, is less than the Series B Compulsory Dividend Preference Price then the Compulsory Dividend shall be distributed pro-rata amongst the holders of all outstanding Series B Preferred Shares in proportion to the Series B Compulsory Dividend Preference Price each such holder is otherwise entitled to receive;
(3) thirdly, to the holders of the Series A Preferred Shares and the Series A-1 Preferred Shares, an amount equal to 100% of the Series A Original Issue Price and 100% of the Series A-1 Original Issue Price, respectively, for each Series A Preferred Share or Series A-1 Preferred Share then held by them (as adjusted for share dividends, share combination, share splits reorganizations, reclassifications, consolidations, or mergers and the like with respect to such shares) (the “Series A Compulsory Dividend Preference Price”). If the value of the Compulsory

Dividend is, after payment of the Series C Compulsory Dividend Preference Price and the Series B Compulsory Dividend Preference Price, less than the Series A Compulsory Dividend Preference Price then the Compulsory Dividend shall be distributed pro-rata amongst the holders of all outstanding Series A Preferred Shares and Series A-1 Preferred Shares in proportion to the Series A Compulsory Dividend Preference Price each such holder is otherwise entitled to receive; and
(4) then, the reminder (after payment in accordance with Articles 126(e)(1), (2) and (3) above), if any, to the holders of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and Common Shares on a pro rata basis, based on the number of Common Shares then held by each holder on an as-converted basis.
In the event the Company is unable to effect the payment of the Compulsory Dividend as provided for in this Article 126(e) for any reason whatsoever, the Company shall be liquidated and proceeds shall be distributed in accordance with Articles 126(a), 126(b), 126(c), and 126(d).

(f)	Notwithstanding any other provision of this Article 126, and subject to any other applicable provisions of these Articles, the Company may at any time, repurchase Common Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any agreement providing for such right of repurchase, whether or not dividends on the Series A Preferred Shares, Series A-1 Preferred Shares, Series B Preferred Shares or Series C Preferred Shares shall have been declared and funds set aside therefor and such repurchases shall not be subject to the Series A Liquidation Preference, the Series A-1 Liquidation Preference, the Series B Liquidation Preference or the Series C Liquidation Preference.

(g)	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of shares of the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and Common Shares shall be determined in good faith by the Board of Directors, or by a liquidator if one is appointed. Any securities not subject to investment representation letter or similar restrictions on free marketability shall be valued as follows:

(i) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors, or by a liquidator if one is appointed. The holders of at least a majority of the outstanding Preferred Shares, shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this paragraph 126(g), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.
INDEMNITY
127.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.
FINANCIAL YEAR
128.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
AMENDMENTS OF ARTICLES
129.	Subject to the Statute, Article 19 and to any other quorum, voting or procedural requirements expressly imposed by these Articles in regard to the variation of rights attached to a specific class of Shares of the Company, the Company may at any time and from time to time by Special Resolution change the name of the Company or alter or amend these Articles or the Memorandum of Association, in whole or in part.
TRANSFER BY WAY OF CONTINUATION
130.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
NO PUBLIC DOCUMENT
131.	None of the documents of the Company, including without limitation its Memorandum of Association, these Articles, or any register of members, directors, transfers or changes, will be exhibited as a public document in the Cayman Islands.